UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017

LCI INDUSTRIES

(Exact name of registrant as specified in its charter)

Delaware	001-13646	13-3250533

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3501 County Road 6 East, Elkhart, Indiana		46514

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(574) 535-1125

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2017 Annual Management Incentive Program

On March 15, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of LCI Industries (“LCII” or the “Company”) approved the 2017 Annual Incentive Program for the Company’s senior officers (the “2017 Program”), pursuant to the LCI Industries Equity Award & Incentive Plan, as amended and restated. Under the 2017 Program, participants earn incentive compensation based on the results of Company financial performance measurements for the program year, which for 2017 may be based on goals for Return on Invested Capital (“ROIC”), employee attrition reduction, or a combination thereof. Reduction of employee attrition is one of the Company’s strategic business goals for 2017. With respect to the Company’s named executive officers, 10% of the incentive award that is calculated based on a formula related to ROIC is also subject to achievement of attrition reduction targets.

With respect to the Company’s Chief Executive Officer (CEO) and President, the 2017 Program provides the potential for cash bonus payments for 2017 ROIC performance per the schedule below. When ROIC performance is between inflection points, linear interpolation will be used to determine cash bonus payouts.

ROIC Performance	Multiple of Base Salary
20% (Threshold)	0.25x
25%	0.50x
30%	1.0x
35%	2.0x
40% (Maximum)	3.0x

With respect to the Company’s other senior officers participating in the 2017 Program, if 2017 ROIC is greater than 15% and less than 18% (“Tier 1”), incentive compensation payable to participants of the 2017 Program would equal a sharing percentage of consolidated operating profit within the tier established by the Committee for each participant and ranging from 0.10% to 1.00%. If 2017 ROIC is greater than 18% and less than 21% (“Tier 2”), incentive compensation payable to participants of the 2017 Program would equal a sharing percentage of consolidated operating profit within the tier established by the Committee for each participant and ranging from 0.20% to 1.25%, plus the amount calculated for the Tier 1 bonus. If 2017 ROIC is greater than 21% (“Tier 3”), incentive compensation payable to participants of the 2017 Program would equal a sharing percentage of consolidated operating profit within the tier established by the Committee for each participant and ranging from 0.30% to 1.50%, plus the amount calculated for the Tier 1 and Tier 2 bonus. The 2017 Program includes, among other provisions, termination and clawback provisions.

The description of the 2017 Program contained herein is a summary of the material terms of the 2017 Program, does not purport to be complete, and is qualified in its entirety by reference to the 2017 Program, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Performance Stock Awards

Also on March 15, 2017, the Committee approved terms and conditions for additional incentive grants of performance shares for the Company’s CEO and President pursuant to the LCI Industries Equity Award & Incentive Plan, as amended and restated. These 2017 performance shares provide for full vesting of the awards after one year (subject to an additional 1-year holding requirement), subject to 2017 ROIC performance. The performance shares will require the Company to achieve 30% ROIC for fiscal 2017 to earn the target number of shares, and 45% ROIC for fiscal 2017 to achieve the maximum opportunity of an additional 300% of the target shares.

Chief Financial Officer - Executive Employment Agreement

On March 15, 2017, the Committee approved the execution of an Executive Employment Agreement for Brian M. Hall, the Company’s Chief Financial Officer, that has an initial three year term with automatic one-year renewals, and that provide severance payments or other benefits under certain circumstances following termination. In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), Mr. Hall would be entitled to severance compensation consisting of two years base salary, an amount equivalent to two times his average bonus of the prior three years (with the average capped at current base salary), as well as a proportionate amount of any payment due under the then-current management incentive plan and accelerated vesting of time-based equity awards. In the event of termination on account of disability or death, Mr. Hall would be entitled to compensation consisting of one year base salary, as well as a proportionate amount of any payment due under the then-current management incentive plan, accelerated vesting of time-based equity awards, and a proportionate amount of shares earned pursuant to performance-based equity awards. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.

The description of the form of Executive Employment Agreement contained herein is a summary of the material terms of the agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 4, 2015 and incorporated herein by reference.

Executive NonQualified Deferred Compensation Plan

On March 15, 2017, the Committee approved an amendment to the Company's Executive Nonqualified Deferred Compensation Plan to allow participants to elect the form of payment for the applicable plan year Separation of Service Account in either a lump sum, three, five or ten years after separation.

The description of the Second Amended and Restated Executive Nonqualified Deferred Compensation Plan contained herein is a summary of the amendment of the Plan, does not purport to be complete, and is qualified in its entirety by reference to the Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1	2017 Management Incentive Plan

10.2	Second Amended and Restated Executive Non-Qualified Deferred Compensation Plan

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCI INDUSTRIES
(Registrant)

By: /s/ Robert A. Kuhns Robert A. Kuhns Chief Legal Officer and Secretary

Dated: March 21, 2017

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